                                                                  Exhibit (d)(1)

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     This Amendment is made effective as of the 1st day of December 2005, (the "Effective Date") to the Investment Advisory Agreement by and between Atlantic Whitehall Funds Trust, a Delaware statutory trust (the "Trust") and Stein Roe Investment Counsel, Inc., (formerly Atlantic Trust Advisors, Inc.) a Delaware corporation (the "Adviser") dated February 14, 2003 (the "Agreement").

     WHEREAS, the Atlantic Whitehall Balanced Fund and Atlantic Whitehall Income Fund were closed on March 31, 2005 and the parties wish to amend the Agreement and Appendices to reflect this change; and

     WHEREAS, the Trust desires to retain Adviser to manage the Atlantic Whitehall Equity Income Fund (the "New Fund") in accordance with the terms and conditions in the Agreement and the Adviser desires to manage such New Fund; and

     WHEREAS, the parties wish to amend Appendices A and B of the Agreement to reflect this change;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Appendix A of the Agreement shall be amended by deleting the following from the fee table:

          The Atlantic Whitehall Balanced Fund                 February 14, 2003
          The Atlantic Whitehall Income Fund                   February 14, 2003

          and replacing it with the following text:

          The Atlantic Whitehall Equity Income Fund             December 1, 2005

     2. Appendix B of the Agreement shall be replaced in its entirety with the form attached hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date by their representatives thereunto duly authorized.

                                        ATLANTIC WHITEHALL FUNDS TRUST


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        STEIN ROE INVESTMENT COUNSEL, INC.


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                   APPENDIX B
                           COMPENSATION TO THE ADVISER

     The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, a monthly advisory fee for such Fund, on the first business day of each month, as set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the preceding calendar month computed in the manner used for the determination of the net asset value of shares of such Fund.

NAME OF FUND                                                         ANNUAL RATE
------------                                                         -----------
The Atlantic Whitehall Growth Fund................................      0.85%*
The Atlantic Whitehall International Fund.........................      1.15%*
The Atlantic Whitehall Multi-Cap Global Value Fund................      0.90%*
The Atlantic Whitehall Mid-Cap Growth Fund........................      0.85%*
The Atlantic Whitehall Equity Income Fund.........................      0.85%*
The Atlantic Whitehall Short Term Municipal Bond Fund.............      0.40%*

* The Adviser has agreed to waive and/or reimburse its management fee for the period December 1, 2005 through March 31, 2007 to the extent necessary to maintain each Series of Atlantic Whitehall Funds Trust, net expenses as follows: Atlantic Whitehall Growth Fund - Distributor Class, 1.35%; Atlantic Whitehall Growth Fund - Institutional Class, 1.10%; Atlantic Whitehall Multi-Cap Global Value Fund - Institutional Class, 1.30%; the Atlantic Whitehall Mid-Cap Growth Fund - Institutional Class, 1.30%; the Atlantic Whitehall International Fund - Institutional Class, 1.50%; and the Atlantic Whitehall Equity Income Fund - Institutional Class, 1.10%. The Adviser also has agreed to waive fees and/or reimburse expenses of the Atlantic Whitehall Short Term Municipal Bond Fund so as to maintain a net operating expense ratio of 0.75% for a period of six months from the Fund's inception date.

     If the fees payable to the Adviser begin to accrue before the end of any month or if this Contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this Contract, "business day" means each weekday except those holidays on which the Federal Reserve Bank of New York, the New York Stock Exchange (the "Exchange") or the Adviser are closed. Currently, those holidays include: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans' Day, Thanksgiving and Christmas.

Revised 10/2005